Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-8 (No. 333-200183) of our report dated March 8, 2019, relating to the consolidated financial statements of Ashford Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ending December 31, 2019, appearing in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-232736) and related Prospectus of Ashford Inc. filed with the Securities and Exchange Commission.

/s/ BDO USA, LLP
Dallas, Texas

January 30, 2020